SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

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                           Penn Laurel Financial Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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                      SUPPLEMENTAL SHAREHOLDER INFORMATION

                           Penn Laurel Financial Corp.
                         Clearfield Bank & Trust Company

     We are writing to you once again concerning the proposed merger of CSB Bank, Penn Laurel's subsidiary bank, into Clearfield Bank & Trust Company and the future of Clearfield and CSB. In our earlier communications, we described the litigation against Omega Financial Corporation and supplied you with a copy of the final court order resulting from the lawsuit. Please note, if you have not done so already, that the court ordered us to change the date of the Clearfield shareholder's meeting to September 27, 1999. The Clearfield meeting will be held at 1:00 p.m. at the Knights of Columbus, 512 Arnold Avenue, Clearfield, Pennsylvania. The Penn Laurel meeting has also been changed to September 27, 1999, and will be held at 9:00 a.m. at 434 State Street, Curwensville, Pennsylvania.

     The Boards of Clearfield and Penn Laurel understand that many of our shareholders have questions concerning the economic terms of the merger of CSB into Clearfield. We would like to address these questions.

The .97 Exchange Ratio Is Fair and is Not a Discount

     The per share exchange ratio of .97 is not a discount. It is fair to shareholders because:

     o At the time of the merger of CSB into Clearfield, a Clearfield shareholder will receive and hold shares of Penn Laurel -- a new company that will be a combination of Clearfield, CSB and Penn Laurel. Clearfield will comprise more than half of the combined entity.

     o Clearfield shareholders will own approximately 61.03% of the stock of the combined company after the merger, if all outstanding shares are converted in the merger. Clearfield will only contribute 59.4% of the equity to the combined company.

     o The volume of trading in the stock of both Clearfield and Penn Laurel is quite limited. Both Ryan, Beck & Co., Clearfield's financial advisor, and Garland McPherson & Associates, Inc., Penn Laurel's financial advisor, have advised us that because of the limited volume of trades, our stock prices do not represent values that are reliable enough to serve as the basis for setting an exchange ratio.

     o Your percentage ownership of Clearfield or the current Penn Laurel will determine how much of the combined company you will own. For example, a shareholder who now owns 5% of Clearfield's stock will end up with 3.05% of the combined company (5% of 61.03% = 3.05%). A shareholder who now owns


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          5% of the stock of the current Penn Laurel will end up with 1.95% of the combined company (5% of 38.97% = 1.95%).

Stock in the Combined Company Should Increase in Value

     o After the merger, you will receive stock in a new, combined company that will be part Clearfield and part Penn Laurel.

     o The Boards of Clearfield and Penn Laurel expect that because of cost savings in combining the operations of the two companies, shareholder value could increase significantly.

Combining Clearfield and CSB Bank Is Best for Shareholders

     We continue to believe strongly that merging CSB into Clearfield and maintaining Penn Laurel as the holding company for the combined banks remains the best course of action for shareholders because:

     o The combined company will offer its shareholders excellent short-term and long-term possibilities for increasing shareholder value;

     o After the proposed merger, Clearfield/CSB Bank will have the largest share of the banking market in our service area. We believe that our increased market share will allow us to offer better banking services to our customers and result in greater value for our shareholders;

     o At Clearfield and Penn Laurel, we know our community and we know our customers. That is why we can employ our resources fully and grow our business by making loans in our community. When we are combined, we will be able to make more and larger loans to the families and growing businesses in our community; and

     o The combined company will offer superior banking services to its customers, will provide increased value for its shareholders, and will continue to be a major positive force in the economic growth of the communities that it serves.


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     The Boards of Directors of Clearfield and Penn Laurel are convinced that the merger is in the best interests of all shareholders of Clearfield and Penn Laurel and the communities they serve.

     We enclose another proxy and a return envelope for your convenience. If you have not voted on the merger, please do so now. If you have already voted "no," you can change your vote to "yes" by signing, dating and delivering the enclosed proxy to us. If you have any questions, please contact, William E. Wood, President and Chief Executive Officer of Clearfield at (814) 765-7551, Larry W. Brubaker, President and Chief Executive Officer of Penn Laurel at (814) 236-2550 or Kissel-Blake at (800) 498-2628. Penn Laurel and Clearfield have engaged Kissel-Blake to assist them in proxy solicitation for the merger.